Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated July 16, 2015 with respect to the Common Stock, $0.0001 par value per share, of WPCS International Incorporated, a Delaware corporation, and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated:  July 16, 2015

Iroquois Master Fund Ltd.

By:	/s/ Joshua Silverman
	Name:	Joshua Silverman
	Title:	Authorized Signatory

Iroquois Capital Investment Group LLC

By:	/s/ Joshua Silverman
	Name:	Joshua Silverman
	Title:	Managing Member

Iroquois Capital Management LLC

By:	/s/ Joshua Silverman
	Name:	Joshua Silverman
	Title:	Managing Member

/s/ Joshua Silverman
Joshua Silverman

/s/ Richard Abbe
Richard Abbe